Exhibit 10.1

ASSIGNMENT OF THE AGREEMENT FOR THE ISSUANCE OF AND
SUBSCRIPTION TO NOTES CONVERTIBLES INTO SHARES

AMONG

OPGEN, INC.,

YA II PN, LTD

AND

CURETIS N.V.

DATED: FEBRUARY 24, 2020

THIS AGREEMENT IS MADE ON FEBRUARY 24, 2020

AMONG:

(1)        OPGEN, INC., a Delaware corporation having its principal address at 708 Quince Orchard Road, Gaithersburg, MD, 20878 (“OpGen”);

(2)        YA II pn, LTD, a limited liability company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services, Ugland House, George Town, Grand Cayman, and its principal office at 1012 Springfield Avenue Mountainside, NJ 07092, USA, represented by its Investment Manager Yorkville Advisors Global, LP, itself represented by its General Partner Yorkville Advisors Global II, LLC (the “Investor”); and

(3)        CURETIS N.V., a Dutch public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, and its office address at Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany, and registered with the trade registry of the Dutch Chamber of Commerce under number 64302679 (“Curetis”).

OpGen, the Investor and Curetis are each a “Party” to this Agreement and collectively are the “Parties” to the Agreement.

WHEREAS,

(A)	Curetis and the Investor are party to that certain Agreement for the Issuance of and Subscription to Notes Convertible into Shares and Share Subscription Warrants, dated October 2, 2018 (the “Original Agreement”), pursuant to which the Investor provided Curetis with a EUR 20,000,000 Commitment (the “Commitment”), by subscribing to notes (the “Notes”) convertible into ordinary shares with a par value of EUR 0.01 of Curetis (the “Curetis Shares”);
(B)	OpGen and Curetis are each party, along with Crystal GmbH (a/k/a Platin 1798. GmbH), a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the Laws of the Federal Republic of Germany, with its official seat in Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 115973 and wholly-owned subsidiary of OpGen (the “Purchaser”), to that certain Implementation Agreement, dated September 4, 2019 (the “Implementation Agreement”) pursuant to which OpGen and the Purchaser have agreed to acquire all of the outstanding shares of Curetis GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, and a wholly-owned Subsidiary of Curetis (the “Company”), and to assume certain liabilities of Curetis N.V., including the outstanding Notes under the Original Agreement;

(C)	The Parties desire to confirm and document their agreement with respect to the assumption of the Notes by OpGen upon the Closing of the transactions contemplated by the Implementation Agreement, and to provide a conversion mechanism for the conversion of the Notes into shares of OpGen common stock, par value $0.01 per share (the “OpGen Shares”) post-Closing; and
(D)	All defined terms used in this Agreement without definition have the meanings set forth in the Implementation Agreement or the Original Agreement, as the context requires.

IT IS THEREFORE AGREED AS FOLLOWS:

1.                  Assumption of Notes. The Parties agree that, as of the date of this Agreement, the outstanding Notes total EUR 1.3 million in principal and that effective as of the Closing under the Implementation Agreement, OpGen hereby assumes and agrees to pay, perform and discharge all outstanding obligations of Curetis under the Notes. For the avoidance of doubt, the effectiveness of this Agreement is expressly conditions upon the occurrence of the Closing under the Implementation Agreement and, if for any reason the Closing of the business combination between OpGen and Curetis under the Implementation Agreement has not occurred by March 31, 2020, or such later date as may be agreed in writing by the parties, then this Agreement shall automatically, and without any action by any party hereto, terminate and be null and void.

2.                  Initial Conversions. As of the date of the Closing under the Implementation Agreement, five hundred thousand (500,000) of the shares of OpGen common stock (the “Initial Tranche OpGen Shares”) that comprise the Consideration under the Implementation Agreement shall be set aside and reserved for issuance to the Investor from time to time upon conversions by the Investor of portions of that amount of principal of the outstanding Notes using the same conversion terms under the Original Agreement, but substituting OpGen Shares for Curetis Shares (the “Initial Conversions”).

a.	Such Initial Tranche OpGen Shares are registered on the Registration Statement on Form S-4 of OpGen related to the Consideration to be issued in the transactions contemplated by the Implementation Agreement, to cover the conversion transaction between OpGen and the Investor.
b.	Assuming that the Investor is not an affiliate of OpGen and will not be an affiliate of OpGen as of the Closing of the transactions contemplated by the Implementation Agreement, no additional registration statement is needed to register the Initial Tranche OpGen Shares and the Initial Tranche OpGen Shares will not be restricted securities when issued to the Investor.
c.	The Investor shall not have the right to convert any portion of the Notes to the extent that after giving effect to such conversion, the Investor, together with its affiliates, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, and the rules promulgated thereunder) in excess of 4.99% of the number of shares of stock outstanding immediately after giving effect to such conversion.

3.                  Subsequent Conversions. The remaining outstanding Notes indebtedness following completion of the Initial Conversions (the “Remaining Notes”) shall be convertible at the election of the Investor, from time to time, into OpGen Shares in accordance with the following provisions:

a.	The Investor shall elect a conversion, from time to time, by submitting one or more conversion notices in the form attached hereto as Exhibit A (each a “Conversion Notice”) to OpGen setting forth the portion of the Remaining Notes to be converted (the “Conversion Amount”).
b.	The Conversion Amount will be divided by 93% of the Market Price on the applicable conversion date (the “Conversion Price”). The Conversion Price will be determined to two decimals places and rounded down to the nearest 100th. If the issuance of new Shares would result in the issuance of a fraction of a Share, OpGen shall round such fraction of a Share down to the nearest whole Share.
c.	The Investor shall not have the right to convert any portion of the Notes to the extent that after giving effect to such conversion, the Investor, together with its affiliates, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, and the rules promulgated thereunder) in excess of 4.99% of the number of shares of stock outstanding immediately after giving effect to such conversion.
d.	The following definitions apply:
i.	“Daily VWAP” means, as of any Trading Day, the daily volume weighted average price of the Shares on the Nasdaq Capital Market.
ii.	“Market Price” means the lowest Daily VWAP for the Shares over the applicable Pricing Period.
iii.	“Pricing Period” means the Trading Days during which the Investor (or the relevant Note holder as the case may be) has not sold any Shares in the market among the ten (10) consecutive Trading Days expiring on the Trading Day immediately preceding the date of receipt by OpGen of a Conversion Notice.
iv.	“Trading Day” means any day on which the Nasdaq Capital Market is open for trading.

4.                  Registration of Additional OpGen Shares. Within sixty (60) days following the later of the filing of the OpGen Annual Report on Form 10-K for the year ending December 31, 2019, and the Closing under the Implementation Agreement, OpGen shall file a registration statement to register up to 1,000,000 additional OpGen Shares to provide OpGen Shares for the conversion, from time to time of the Remaining Notes, including resale of such OpGen Shares by the Investor. The Investor and OpGen will enter into a registration rights agreement prior to the Closing.

5.                  No Share Subscription Warrants. The Parties agree that no Share Subscription Warrants shall need to be offered or issued by OpGen under this Agreement or the Original Agreement.

6.                  Repayment of Notes. OpGen will pay the Remaining Notes that are not converted by the Investor in accordance with the terms of the Original Agreement. For the avoidance of doubt, the provisions of the Original Agreement providing an option to extend the Maturity Date by twelve (12) months after the June 2020 Maturity Date will be exercisable by OpGen following the Closing.

7.                  Additional Financing. After the Closing, OpGen shall have the right to access up to US5,000,000 of additional financing subject to negotiation of terms and conditions acceptable to OpGen.

8.                  Miscellaneous.

a.                   Notices. Any notice, demand, consent, waiver or other communication required, given or made under this Agreement, including any Conversion Notices (a “Notice”) shall be made in writing, duly signed on behalf of the Party from which it originates. The form of Conversion Notice is attached to this Agreement as Exhibit A.

Any Notice sent by email shall be deemed to have been delivered on the day of transmission, provided however that, if a Notice is sent by e-mail and received by the addressee on a day which is not a Trading Day or after 4.00 p.m. Eastern Time on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

The address and e-mail address for such Notice shall be:

If to OpGen:

OpGen, Inc.

708 Quince Orchard Road
Gaithersburg, MD 20878

Attention: Timothy C. Dec

Email: tdec@opgenc.com

Telephone: +1.240.813.1273

Copy:

Ballard Spahr LLP
1735 Market Street, 51st Fl

Philadelphia, PA 19103

Attention:

Email:

Telephone:

if to the Investor:

YA II PN, LTD

Address: 1012 Springfield Avenue Mountainside, NJ 07092, USA

Attention to: Saad Gilani

E-mail addresses: sgilani@yorkvilleadvisors.com and legal@yorkvilleadvisors.com

Phone number: + 1 201 985 8300

Copy:

Jeantet AARPI

Address: 87 avenue Kléber, 75116 Paris, France

Attention to: Cyril Deniaud

E-mail address: cdeniaud@jeantet.fr

Phone number: +33 (0)1 45 05 80 08

if to Curetis:

CURETIS N.V.

Address: Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany

Attention to: Oliver Schacht and Bernd Bleile

E-mail addresses: oliver.schacht@curetis.com and bernd.bleile@curetis.com

Phone number: +49 70314919510

Copy:

Linklaters LLP

Address: World Trade Centre, Zuidplein 180, Amsterdam, the Netherlands

Attention to: Joost Dantuma and Alexander Harmse

E-mail addresses: joost.dantuma@linklaters.com and alexander.harmse@linklaters.com

Phone number: +31 20 7996 261 and +31 20 7996 216

Each Party shall provide three (3) calendar days prior notice to the other Party of any change in address or e-mail address.

9.                  Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the Parties or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

The rights and remedies herein provided are cumulative that either Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

10.              Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law; provided that the Investor may assign all or any of its rights under this Agreement to one or more companies of the Investor Group, it being understood that if the Investor makes such an assignment, it shall nonetheless remain liable for the performance of its obligations pursuant to this Agreement. For the avoidance of doubt, this Section 8 does not impact or prohibit the transferability of the Notes to be issued under this Agreement.

11.              Captions. All Section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

12.              Costs. Each Party shall pay its own costs and expenses, incurred in relation to the negotiation, preparation, signing and carrying into effect of this Agreement.

13.              Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Delaware law.

14.              Jurisdiction. Any dispute arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the competent court in New York City, New York.

15.              Entire Agreement. This Agreement represents the full agreement of the Parties. It is a substitute for and replaces all agreements and negotiations, oral or written, past and present dealing and agreements with respect to the matters discussed herein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized on the date first above written.

In two (2) original copies

OPGEN, INC.

By: /s/ Timothy C. Dec

Name: Timothy C. Dec

Title: CFO

YA II PN, LTD

/s/ David Gonzalez

Signed by David Gonzalez, in his capacity as Member of Yorkville Advisors Global II, LLC

CURETIS N.V.

/s/ Oliver Schacht

Signed by Oliver Schacht, Ph.D.

CEO

CURETIS N.V.

/s/ Johannes Bacher

Signed by Johannes Bacher

COO

EXHIBIT A

FORM OF CONVERSION NOTICE

VIA EMAIL

OpGen, Inc.

708 Quince Orchard Road
Gaithersburg, MD 20878

Attention: Timothy C. Dec

Email: tdec@opgenc.com

Conversion Notice date: [∙]

Please find below a Note holder’s notification with respect to the agreement for the issuance of and subscription to notes convertible into shares with share subscription warrants attached dated October 2, 2018, as amended and assumed by OpGen, Inc. pursuant to the Assignment of the Agreement for the Issuance of and Subscription to Notes Convertibles Into Shares dated February ___, 2020 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Notes Converted	[∙]
2	Conversion Amount (equal to the global par value and interest, if any, of the Converted Notes)	EUR [∙]
3	Exchange Rate (EUR to USD)
4	Trading Days constituting the Pricing Period[1]	[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙]
5	Lowest Daily VWAP during the Pricing Period	US$ [∙]
6	Conversion Price (rounded down to the nearest 100th), being 93% of the lowest Daily VWAP during the Pricing Period	US$ [∙]
7	Number of Shares (rounded down) due to the Note holder equal to ((2) x (3)) / (5)	[∙]

Sincerely,

[Name of the Note holder]

1 Trading Days during which the Investor (or the relevant Note holder, as the case may be) has not sold any Share in the market among the ten (10) consecutive Trading Days immediately preceding the date of receipt by OpGen, Inc. of a Conversion Notice.